Exhibit 99.1

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5204 Fax

News Release

Pentair Announces Management Realignment to Advance Global Growth Strategy

GOLDEN VALLEY, Minn. — October 3, 2005 — To accelerate its global growth initiatives, Pentair (NYSE: PNR) today announced a management realignment. Effective immediately, international operations are the responsibility of Vice Chairman Richard J. Cathcart and all non-North American businesses now report to Mr. Cathcart. Also effective immediately, North American operations are realigned. President and Chief Operating Officer Charles M. Brown remains responsible for Pump and Pool operations. President and Chief Operating Officer Michael V. Schrock is now responsible for Filtration and Enclosures operations.

The Company also stated that Cathcart retains strategic leadership of its Water segment, and Schrock retains strategic leadership of its Enclosures segment.

“Pentair’s global growth initiatives demand appropriate focus across multiple fronts. This management realignment better enables Pentair to penetrate new markets, leverage our regional presence and manage our cost structure,” said Randall J. Hogan, chairman and chief executive officer. “Pentair’s leadership team offers great depth and a track record of success. With this realignment, we further enhance our ability to serve global customers.”

Cathcart joined Pentair in 1995. Earlier this year, he was named vice chairman with primary responsibility for international growth and business development. Brown joined Pentair in 2003. After a brief absence related to Pentair’s sale of its former Tools business in 2004, he returned to Pentair this year. Schrock joined Pentair in 1998. He was named president and chief operating officer of Enclosures in 2001, after successive leadership roles in both the Water and Enclosures segments.

The Company noted that its financial reporting structure is not affected by this announcement.

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About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures Group is a leader in the global enclosures market, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components. With 2004 revenues from continuing operations of $2.28 billion, or $2.76 billion on a pro forma basis, Pentair has approximately 13,000 employees worldwide.

Pentair Contacts:

Rachael Jarosh	Mark Cain
Communications	Investor Relations
Tel.: (763) 656-5280	Tel.: (763) 656-5278
E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com